Exhibit 10.27

Letter of Understanding made between Lombard North Central PLC (“Lombard”)

of 3 Princess Way Redhill Surrey RH1 1NP

and NATIONAL CAR RENTAL LTD (the “Hirer”)

of JAMES HOUSE, 55 WELFORD ROAD, LEICESTER LE2 7AR

and dated

The terms under which Lombard and the Hirer will enter into leasing agreements (each the “Rental Agreement” and together the “Rental Agreements”) from the date of this agreement will be as follows:

1.                                       Each Rental Agreement will be entered into in the form attached.

2.                                       Each Rental Agreement will be deemed to incorporate all of the terms attached to this letter and headed the “Terms of each Rental Agreement” (the “Terms”) as if those terms were actually printed on the Rental Agreement.

3.                                       The Terms will be modified by the attached to this letter the heading of which and the number of pages of which are shown in this letter. The Addenda (if any) will apply to each Rental Agreement written to the terms of this agreement.

4.                                       Each Rental Agreement may be further modified by the attachment of any further Addanda specifically referring to that Rental Agreement.

5.                                       The terms of the a copy of which is attached hereto shall continue to apply to all Leases that have been made to the terms of the Master Agreement dated 5 October 1993 and, additionally, to all Rental Agreements written to the terms of this agreement.

6.                                       Lombard will treat Rental Agreements as being operating leases as that term is defined by exclusion to SSAP21 but Lombard accepts that the accounting treatment of the Rental Agreements in the Hirer’s individual and consolidated records and financial statements are at the absolute discretion of the Hirer and its auditors and neither the Hirer nor its auditors shall have any obligation or liability whatsoever, whensoever or howsoever arising out of or in connection with any such treatment. Where the Rental Agreement is categorised as a finance lease as that term is defined in Section 47 (1) of the Finance (No2) Act 1997 Lombard agrees that it will not increase or decrease rentals payable under any Rental Agreement arising from the indemnities contained in the Terms of each Schedule to the Rental Agreement.

The attachments to this letter are:

ADDENDUM TO RENTAL AGREEMENT (FOR RETURN CONDITIONS)

STANDARD CONDITIONS OF SALE

PHOTOCOPY OF THE DEED DATED 22 JANUARY 1996

We may register details of this Agreement and any Schedule to Rental Agreement made subject to the terms of this Agreement and the conduct of your account with any licensed credit reference agency. This and the information you have given may be used to help make credit decisions, to prevent fraud, for tracing debtors and for recovering our property. We may also disclose this information to any member company of the National Westminster Bank Plc group of companies, to any company or business associated with us and to any person acting on our behalf for any purpose connected with the group’s business. We, or those identified above, may also contact you about services which may be of interest to the you. You may choose not to be contacted in this way.

Accepted by the Hirer		Accepted by Lombard

/s/ [ILLEGIBLE]
Status	Director	Status

Date	23/3/99	Date

Terms of each Schedule to the Rental Agreement

1.                                      Definitions

In this agreement:

1.01                           “Agreement Date” means the date so called in the Schedule.

1.02                           “Equipment” means the equipment described in the Schedule and includes each item thereof and all component parts, accessories, additions, alterations and replacement parts thereto together with all manuals and handbooks.

1.03                           “Schedule” means the Schedule to this agreement which shall form part of this agreement.

1.04                           “Fixed Period” means the period so called in the Schedule.

1.05                           “Total Loss” means any loss, theft, seizure, confiscation or destruction of all (but not subject to the provisions of Clause 9 any part or single item only) of the Equipment or any damage thereto which in the insurer’s opinion may not be economical to repair.

2.                                      The Hiring; Rentals; Delivery of the Equipment

2.01                           We agree to hire and you agree to take on hire the Equipment on the terms of this agreement. The hiring will start on the Agreement Date and will continue for the Fixed Period and at the rentals shown in the Schedule. It is agreed and declared that you shall have no right to terminate the hire earlier than a date 3 months from the Agreement Date. If you wish to terminate the hiring after that date you will give us one months notice and pay to us the amounts calculated in accordance with Clause 9.01 or for before the next rental payment date.

2.02                           You will pay us at our address shown in the Schedule at the times stated in the Schedule together with value added tax (“VAT”):

(a)                                   the rentals shown in the Schedule or as adjusted under this agreement

(b)                                  any other sums payable under this agreement.

Payments made by post will be at your own risk. Punctual payment shall be of the essence of this agreement.

2.03                           You will accept delivery of the Equipment only if it is satisfactory. If the Equipment is unsatisfactory you will notify us immediately by fax. If we do not receive a fax from you within 48 hours of delivery it will be conclusively presumed that you have accepted the Equipment and that it is completely satisfactory.

2.04                           You will comply with any reasonable request from us about the application for and preservation of any available capital allowances and give us written notice immediately of any happening requiring notification to a competent taxation authority.

3.                                      Risk, Care, Title, Use of Equipment: Indemnity

3.01                           You will be responsible for any loss, theft, destruction of or damage to the Equipment from the date of delivery until it is sold or disposed of.

3.02                           You will at your own expense keep the Equipment properly serviced, maintained and in good repair and operating condition allowing for fair wear and tear and subject to the provisions of Clause 5 repair or replace any missing or unfit parts with parts of similar manufacturing standards and specification as those recommended by the manufacturer of the Equipment. You will maintain or cause to be maintained complete records of all major services and significant repairs to the Equipment. All replacement parts fixed to the Equipment will belong to the owner of the Equipment and be subject to the terms of this agreement.

3.03                           The Equipment as between us and you will remain personal and moveable property. You will ensure that we or our agent will have a right of access to the Equipment and all related records at all reasonable times for inspection and removal and at any reasonable time during the month immediately prior to the date of the expiry of the Fixed Period shown in the Schedule you will at our request demonstrate the Equipment to any potential purchaser and allow them to inspect the Equipment and all related records. You will tell us immediately if you change your address. You will not take the Equipment outside Great Britain without our previous written consent deemed to be given in respect of vehicles for use in Western Europe for no more than 28 days at any one time.

3.04                           You will use reasonable endeavours to ensure that the Equipment is only used in a careful and proper manner for the purpose for which the Equipment has been designed and in accordance with any operating instructions issued by the manufacturer of the Equipment, any government agency or any statutory authority.

3.05                           You will not let anyone obtain any rights over the Equipment or let anyone take or threaten to take it to pay any of your debts and, in our opinion, such threat is likely to succeed. You will keep the Equipment in your possession and under your control and you will not sell, transfer, mortgage, lend, let, subject (except in accordance with the terms of the Subletting Appendix attached to this agreement) or give the Equipment to anyone or otherwise part with possession of the Equipment without our previous written approval (deemed to be given in respect of temporary use of the Equipment by any United Kingdom holding company of yours or any United Kingdom subsidiary of such holding company within the meaning of section 736 of the Companies Act 1985 on terms that such holding company or subsidiary must deliver up possession of the Equipment to us or the owner immediately on demand or earlier termination of the hiring under this agreement).

3.06                           You will not knowingly permit or allow the Equipment to be used contrary to law including any statute or other rule, regulation, or order but, if the Equipment is so used and either you or we are aware of such use, it shall be regarded as a repudiation of this agreement.

3.07                           You will not make any alterations to the Equipment without our prior written consent unless you are obliged to do so by law. Any addons, upgrades, accessories, alterations or replacements will become the property of the owner of the Equipment and subject to this agreement.

3.08                           You will not change the usual location of the Equipment from the location shown in the Schedule without our written consent.

3.09                           You will maintain or cause to be maintained in full force and effect all certificates licenses, registrations, permits and authorisations required by any statutory authority at all times during this agreement and to ensure that each of the foregoing are in force on termination of this agreement.

3.10                           You must:

(a)                                                                                  not default on the payment of any sum due or commit any other breach under any schedule to a rental agreement which is not remedied in accordance with clause 7.01 (c) or waived by us. Furthermore not default on the payment of any sum or commit any other breach under any other loan, instalment credit, rental hire or leasing agreement you may have with us or Lombard North Central PLC (whether before or after the date hereof) or any of its subsidiaries or any of our subsidiaries or any member of the National Westminster Bank PLC group of companies from time to time (as such expressions are defined in section 736 of the Companies Act 1985) and which ican, instalment credit, rental, hire or leasing agreement has an outstanding aggregate amount less than the equivalent of Twenty Million United States Dollars (US$20M) and which default is not cured within the applicable cure period or waived;

(b)           not do or allow to be done anything which we reasonably believe (such belief to be evidenced by the signature of not less than two directors of Lombard North Central PLC identifying such act or acts) may put at risk the performance of your obligations under this agreement or jeopardise our interest in the Equipment;

(c)           if you are a limited company or a partnership, not cause or allow any change in your control (as defined in section 840 of the Income and Corporation Taxes Act 1988).

3.11                           You will indemnify us against any liability or loss (including legal costs on a full indemnity basis) arising from the possession or use of the Equipment by you or its ownership by the owner or repossession by us except where such liability or loss arises as a result of our default and negligence or that of the owner.

4.                                      Adjustments to Rentals

4.01                           You acknowledge that we have calculated the rentals payable in the Fixed Period on the assumptions that:

(a)       either a first year allowance, or if no rate for this is shown in the Schedule, a writing down allowance will be made to the owner on the whole of the expenditure incurred on the purchase of the Equipment in the owner’s accounting period in which the Agreement Date falls; and

(b)       a writing down allowance will be made to the owner on the unrelieved balance of that expenditure brought forward in each succeeding accounting period of the owner at the sale or sales shown in the Schedule (but if the Equipment is a private motor car and the expenditure incurred is more than £12,000 excluding VAT where appropriate any writing down allowance made to the owner will be restricted to £3,000 or such other amounts as may be dictated by the relevant legislation from time to time); and

(c)       no such first year allowance or writing down allowance, having been made shall be withdrawn or the benefit of it reduced or limited in any way whatsoever.

(d)       there will be no change in the nature, method or application of relevant taxation in the United Kingdom.

(e)       lf it states in the Schedule that this assumption applies, Corporation Tax is and will continue to be chargeable at the rate shown in the Schedule.

4.02                           If any of the assumption referred to in Clauses 4.01(a) to (d) is incorrect other than by reason of any Schedule to the Rental Agreement not being regarded as an Operating Lease by us then if you or we require. each rental remaining to be paid in the Fixed Period will be adjusted to the amount which we certify to you is the correct amount necessary to preserve our after tax rate of return. If the last rental payable in the Fixed Period has already been paid you will pay on request an additional rental or we will pay as soon as practicable a rebate of rentals, in either case with VAT where appropriate, of an amount certified on the same basis as above. Any amount certified will be final and binding on you. Rentals will not be reduced or a rebate of rentals paid to reflect any capital allowances (including writing-down allowances) becoming available to us in respect of the Equipment in addition to or greater than those referred to in Clause 4.0l(a) or at any earlier time unless the additional or greater allowances are actually received and can be used by us.

4.03                           If the assumption referred to in Clause 4.0l(e) is incorrect you will pay to us or vice versa as appropriate an additional payment This is calculated by multiplying the total of the Fixed Period rentals by the percentage shown in the Schedule below the financial year for which the change takes place and by multiplying the result by the change in the percentage rate of Corporation Tax. The change in the percentage rate will be a negative figure if Corporation Tax reduces and a positive figure if Corporation Tax increases. If the additional payment is negative, we will pay it to you exclusive of VAT. If it is positive, you will pay it to us with VAT added. If the additional payment is less than £50, it will be ignored.

4.04                           notwithstanding any of the provisions of Clause 4.01 allowing us to adjust the rentals payable in the Fixed Period no adjustments shall be made to such amounts to the extent that the same would or might otherwise be required by virtue of

a)     the owner failing to claim the full amount of the allowances due in respect of the capital expenditure within the applicable time limits in respect of the relevant accounting period and otherwise in accordance with the legislation relating to the presentation of such claims; or

b)    the owner disclaiming the capital allowances available in respect of the capital expenditure; or

c)     the owner or the group of which it is a member for the purposes of the provisions for group relief contained in Income and Corporation Taxes Act 1988 (the “Group”) having, or proving to have, inadequate taxable profits in respect of the accounting period in question to enable the owner fully to utilise the capital allowances available in respect of the capital expenditure or interest paid or accrued or to surrender losses to other members of the Group of which it is a member.

4.05                           If you are of the opinion that any certificate issued by us relating to any adjustment in the rentals or any claim on you for payments other than rentals contains an error we and you shall consult to resolve the dispute and we will provide detailed calculations at your reasonable request in an effort to resolve such dispute but, if we and you cannot agree within 21 days of the issue of a certificate pursuant to Clause 4.02, we shall refer the certificate and the calculation to our external auditors who, acting as experts and not arbitrators, shall confirm the correctness or otherwise of any such calculation and certificate. The costs of such referral shall be borne by you unless the auditors advise that the total adjustment should vary by more than the greater of £500 or 0.125% of the aggregate amount certified pursuant to Clause 4.02 (excluding Value Added Tax) in which event the costs shall be borne by us;

5.           Insurance and Damage

5.01        You will insure the Equipment under your normal form of insurance and undertake:

(a) to maintain insurance cover against damage or injury to third parties and to maintain such insurance over the Equipment as is required by Law; and

(b) to indemnify us and to keep us indemnified at all times against all loss or damage incurred or sustained by us by reason of any damage to the Equipment and to third parties by the use, operation or presence of the Equipment unless by our gross negligence or wilful misconduct.

6.                                      Total Loss and Termination

6.01                           If there is a Total Loss you will tell us immediately and we and you agree that this agreement will terminate automatically (but if only one or more items of the Equipment and not all the Equipment suffers such Total Loss then this agreement will terminate only in relation to the item or items suffering such Total Loss) and you will immediately pay to us the amounts due on termination for Total Loss in respect of such Equipment under Clause 9. If there is a Total loss of some of the Equipment only then subject to you making a payment of such amount due under Clause 9 as we shall certify to you is attributable to those items of the Equipment that have been the subject of a Total Loss the rentals remaining to be paid by you in respect of the remaining Equipment shall be reduced by such amount as we certify to you to take account thereof.

Any certificate of the amount payable by you under the provisions of Clause 9 or rentals remaining to be paid following a Total Loss of other than all of the Equipment shall take account of the value of the Equipment and any residual value we have assumed of those items the subject of the Total Loss and those items remaining following such Total Loss and, save for manifest error, the amounts certified shall be final and binding.

6.02                           If there is a Total Loss you will use your best endeavours to ensure prompt payment of any insurance proceeds to us.

7.                                      Repudiation

7.01                           You will be treated as having repudiated this agreement if you:

(a)       fail for more than 28 days to pay any rental or other sum due under this agreement; or

(b)       breach Clause 3.04, 3.05 or 3.10; or

(c)                     fail for more than 30 days after a request from us to remedy any other breach of this agreement.

(d)              abandon the Equipment or do anything which in our opinion based on reasonable grounds might jeopardise our rights over the Equipment taken as a whole;

8.                                      Default; Bankruptcy and Termination

8.01 This agreement and the hiring:

(a)     will terminate automatically and we may repossess the Equipment at any time if you:

(i) have a petition for a bankruptcy order presented against you or an application is made against you for an interim order under the Insolvency Act 1986 which remains undismissed for a period of (thirty) 30 days or such longer period as we may specifically agree:

(ii) file a petition to take advantage of any insolvency, reorganisation, bankruptcy, receivership or similar law, make an assignment for the benefit of creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator for you or for the whole or any substantial portion of your property;

(iii) have a court of competent jurisdiction enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator for you or for a substantial portion of your property and such order, judgement or decree continues unstayed for a period of (thirty) 30 days or such longer period as we may specifically agree.

(iv) have a court of competent jurisdiction assume custody or control over you or the whole or a substantial portion of your properties under any other law for the relief or aid of debtors, which control is not relinquished within (thirty) 30 days or such longer period as we may specifically agree and

(b) may be terminated by us at any time by repossessing the Equipment or in any other way if you repudiate this agreement.

9.                                      Payments on Termination

9.01                           On any termination (including Total Loss) of this agreement earlier than the date of expiry of the full Fixed Period of this agreement shown in the Schedule (but in the case of a Total Loss of other than all of the Equipment such proportion of the sums calculated in accordance with this clause as we shall certify to you under the provisions of Clause 6.01 in accordance with the terms hereof) you will immediately (but if termination is due to other than a breach of the agreement by you on the next due date) pay us, together with VAT, the aggregate of:

(a)          all arrears of rentals and other sums due under this agreement together with interest thereon calculated at the same rate as that stated in Clause 14.02;

(b)         as compensation for our full financial loss a sum calculated as follows:

(i) all rentals which would but for termination of this agreement have become due and payable from the date of such termination down to the end of the full Fixed Period;

(ii) such sum (if any) as we shall certify to you to be the difference between:

(aa)     the net proceeds of sale of the Equipment which we would expect to have become due to us from the buyer on completion of the sale of the Equipment by us following expiry of the full Fixed Period if this agreement had continued for the full Fixed Period and you had strictly observed and performed all the terms and conditions of this agreement, and

(bb)    the net proceeds of sale of the Equipment actually realised by us on the sale of the Equipment by us following the said early termination of this agreement which shall; if (aa) exceeds (bb) be payable by you in addition to the sum referred to in sub-clause (b)(i) above or, it (bb) exceeds (aa), be deducted from the said sum;

(iii)      we will allow a discount for accelerated payment on each rental or other sum received by us under this sub-clause (b) so that the amount payable shall be such amount as we shall certify to be the correct amount necessary to preserve the our rate of return on the after tax cashflow of the Schedule to the Rental Agreement and

(c)     our costs:

(i) in relation to the said early termination and of repossession, storage, insurance and disposal of the Equipment;

(ii) of servicing, providing replacement parts and carrying out repairs which are needed to put the Equipment in good condition following its return or repossession; or

(iii)  resulting from any accidental, deliberate or negligent damage to the Equipment;

(d)    where the event giving rise to the termination is a Total Loss, the insurance proceeds received by us will be deemed to be the sale proceeds for the purpose of calculating the amounts due on termination for Total Loss.

9.02                           Any certification of a sum or amount made by us pursuant to Clause 9.01 above will be conclusive and binding on you, save in respect of manifest error.

9.03                           Your obligations under Clause 9.01 will be treated as if they had arisen immediately before and not after termination.

10.                               End of Fixed Period; Extension of Rental and Return of Equipment

10.01                     Unless terminated under Clause 8.01 this agreement will terminate automatically on expiration of the Fixed Period shown in the Schedule and you will return the Equipment to us as required by Clause 10.03. If we do not require you to provide storage in accordance with Clause 10.04 or any agreed storage arrangements have come to an end and you fail to return the Equipment to us on time you will pay to us, together with VAT thereon, an additional rental charge for each day from the date of termination of this agreement to the date on which the Equipment is returned to us as required by Clause 10.03. The said rental charge will be calculated by:

(a)          adding together all the rentals paid and payable during the Fixed Period; and

(b)         multiplying the resulting figure by 150%; and

(c) dividing the resulting figure by the number of days which comprise the Fixed Period and for the purpose of this calculation a year shall be deemed to comprise 360 days and a month shall be deemed to comprise 30 days.

Such additional rental shall be due on demand.

10.02                     If you wish to use the Equipment after expiry of the Fixed Period you must write to us at least one month before the date of expiry of the Fixed Period to request this. We will be under no obligation to agree to your request although we will notify you of our decision as soon as possible.

10.03                     Immediately after termination of the hiring you will return the Equipment to us at any place within the United Kingdom which we may reasonably require. All decommissioning, transportation, handling and storage costs are to be borne by you and you will insure the Equipment whilst in transit on the terms set out in Clause 5. The Equipment must be returned in the same original, complete working condition that it was in when originally supplied new and in particular (but without limitation), in a condition and manner which complies with the requirements set out in the “Addendum to Rental Agreement (for return conditions)” attached to this agreement.

10.04                     If we shall so require you will provide free and secure storage and insurance (on the terms set out in Clause 5) for the Equipment for a period not exceeding 180 days after termination of the hiring under this agreement. You will not use or allow anyone else to use the Equipment during this period. During this period the Equipment must remain totally operational and you shall provide adequate electrical power, lighting, heat, water and any other relevant utility facilities. During the storage period you will permit us or any persons designated by us, including the representatives of any prospective purchaser of the Equipment, to inspect the Equipment and the records maintained therewith. If requested to do so you will demonstrate the Equipment to any prospective purchaser. If an auction of the Equipment is necessary, we shall be permitted to auction the Equipment on-site and in situ at a time reasonable to us and you.

11.                               Manufacturer’s or Supplier’s Warranties and Exclusion of Liability

11.01                     If you do not obtain direct from the manufacturer or supplier express warranties about the Equipment we will at your request and cost and on our terms transfer to you so far as possible the benefit of any manufacturer’s or supplier’s express warranties of fitness and performance of the Equipment given to us.

11.02                     (a)      EXCEPT AS MENTIONED IN SUB-CLAUSE (b) BELOW. SINCE THE EQUIPMENT HAS BEEN CHOSEN BY YOU AND HAS NOT BEEN INSPECTED BY US WE DO NOT MAKE OR GIVE ANY REPRESENTATION OR UNDERTAKING EXPRESS OR IMPLIED AS TO THE CONDITION DESCRIPTION. QUALITY OR PERFORMANCE OF THE EQUIPMENT OR AS TO ITS FITNESS FOR ANY OR ANY PARTICULAR PURPOSE. ALL SUCH REPRESENTATIONS AND UNDERTAKINGS ARE SPECIFICALLY EXCLUDED.

(b) NO LIABILITY (EXCEPT FOR DEATH OR PERSONAL INJURY RESULTING FROM OUR NEGLIGENCE) WILL ATTACH TO US IN CONTRACT OR IN TORT FOR LOSS INJURY OR DAMAGE SUSTAINED BY ANY REASON OF ANY DEFECT IN THE EQUIPMENT WHETHER LATENT OR APPARENT AND HOWEVER CAUSED.

11.03                     We will not be obliged to supply any replacement for the Equipment and will not be liable for any loss including loss of earnings or profits suffered by you if the Equipment is or becomes unusable.

12.                               Sales Agency

12.01                     Up until a date three months after the expiry of the Fixed Period (or such later date as we shall notify you provided you have made the payment to us as required in Clause 12.07) or the date of any earlier termination of the hiring under this agreement but not otherwise, you will use all reasonable endeavours to sell the Equipment for the highest value possible acting as our agent within the three months ending with such expiry or termination. If you have not sold the Equipment within the said three months then you will return the Equipment to us or otherwise deal with the Equipment (as we may require) in accordance with Clause 10 of this agreement.

(a)           in the event of a termination of the hiring under this agreement pursuant to Clause 8.01, if we are in possession of the Equipment we shall try and sell it, or if you are still in possession of the Equipment we may at our option require you use all reasonable endeavours to sell the Equipment for the highest value possible within an agency period specified by us.

(b)           the sale of the Equipment by you shall be in your own name, either to a buyer who requires the Equipment for business use who is not connected or associated with either you or any sub-lessee of the Equipment and who is willing and able to buy the Equipment for cash for at least its fair market value in which case the sale will comply with our applicable Standard Conditions of Sale, a copy of the current form is attached hereto (or such other conditions as we may advise in writing), or at a public auction.

(c)           the sale will be for a price greater than the Minimum Sale Price shown in the Schedule to the Rental Agreement exclusive of VAT where appropriate or such other minimum sale price as we may agree with you in writing from time to time, or for such lesser price without our prior written permission, provided that you make good the shortfall.

(d)           it is agreed and acknowledged that if you do not accept the change in the minimum sale price for the Equipment from time to time to and on receipt of such notice you may at your option return the Equipment to us at the expiry of the Fixed Period and you will no longer act as our agent for the sale of the Equipment.

12.02                     At our request, you will provide us with copies of your VAT invoice or invoices to the purchaser or copies of the sales invoice from the auctioneer as appropriate. We shall issue you with an invoice for the sale price of the Equipment plus VAT (if applicable) or you will raise a Self-Billed Invoice upon us should you be approved by H. M Customs and Excise to do so and where the Equipment is a motor car such invoice must be issued no later than the last working day of the month in which you sell the motor car as our agent and must be sent to us so that we receive it within 10 days of that month end.

12.03                     If in the case of termination under Clauses 2.01, 6.01 or 8.01 of this agreement you have complied with Clause 9.01 or you have paid us any sums due under the provisions of 12.07 we will pay to you a Rebate of Rentals which is the amount by which the proceeds of sale exceeds the Minimum Sale Price shown in the Schedule to the Rental Agreement but, in the case of a payment under the provision of Clause 12.07 the Minimum Sale Price shall be deemed to be zero.

12.04                     The net proceeds of sale of the Equipment will be as defined in Clause 14.13 of this agreement.

12.05                     Your obligations under Clauses 10.01, 10.02 and 10.04 of this agreement will commence on the expiry of this agency for sale or our earlier termination of such agency.

12.06                     If during any period of three consecutive months ending on the 31 March, 30 June, 30 September and 31 December in any year the Net Proceeds of Sale of Equipment sold by you under the provisions of this Clause should fall short of the Minimum Safe Price you will at the end of such period, immediately pay to us a sum equal to the amount by which the Net Proceeds of Sale of such Equipment falls short of the Minimum Sale Price provided that the aggregate of such shortfalls paid to us shall be limited to the aggregate of the Rebates of Rentals paid in respect of each and every item of Equipment sold by you under this Clause in such period. For the purposes of this Clause the Net Sales Proceeds of an item of Equipment the subject of a voluntary termination or a Total Loss shall be deemed to be the Minimum Sale Price provided you have paid to us all sums due to us in respect of that item of Equipment;

12.07                     (a)           In order that you shall not be regarded as in breach of the terms of the Schedule to the Rental Agreement you will pay to us on the date shown in the Schedule to the Rental Agreement as the Payment Date on account of the actual Sales Proceeds of an Equipment Account Monies equivalent to the Minimum Sale Price which we shall not be obligated to repay under any circumstances. The payment of these Account Monies shall be in addition to any rental or other payment properly payable to us.

(b)           You undertake, promptly on disposal of each item of the Equipment, but in any event no later than 10 days after the end of the calendar month following the disposal of each item of the Equipment to account to us in full for the actual Sales Proceeds of an Item of the Equipment and shall be entitled to deduct from the actual Sales Proceeds any Account Monies paid in respect of the relevant item of the Equipment.

(c)           If you have paid such Account Monies to us then, provided all of the Equipment on the Schedule to the Rental Agreement is sold on or before the first anniversary of the year end of us following the Agreement Date of the Schedule to the Rental Agreement (as advised by us if so required by you) there shall be no additional Fixed Period Rental under the Schedule to the Rental Agreement payable by you and those Account Monies shall be regarded as the rental applicable from the date of payment until the date the Equipment is disposed of.

(d)           If you have not disposed of an item of the Equipment on or before the first anniversary of the year end of us following the Agreement Date of the Schedule to the Rental Agreement (as advised by us if so required by you) you shall pay to us, if demanded by us, on the next day an additional Fixed Period Rental of the amount specified in the Schedule multiplied by the Expenditure Incurred as advised by us and divided by 1000. We will make such a demand only in respect of that Equipment that has not been sold prior to this date.

(e)           We are willing to aggregate the Actual Sales Proceeds used in the calculation of the additional Fixed Period Rental pursuant to Clause 13 and, as such, we will perform the calculations at the end of the calendar quarter in which the first anniversary of the Agreement Date falls in respect of all Equipment sold prior to that time and not previously the subject of the calculation of the Additional Fixed Rental pursuant to Clause 13, and at the end of each calendar quarter thereafter until all of the Equipment the subject of a Schedule to Rental Agreement is sold. Such aggregation shall only include those Schedules to Rental Agreements which have Agreement Dates in the same calendar quarter.

13.                               Disposal Value Assumptions.

13.01                     The rentals shown in the Schedule to the Rental Agreement payable during the Fixed Period of the Schedule to the Rental Agreement are, in addition to the provisions of Clause 4, calculated on the assumption that the Disposal Value will not be less than the Assumed Percentage as at the date of the sale or other disposal of the Equipment after termination of the Schedule to the Rental Agreement.

13.02                     If the assumption referred to in 13.01 is incorrect you will within seven days of receipt of written demand made by us shall pay to us an additional Fixed Period rental (with V.A.T.) of an amount calculated by working the following formula:-

Amount of the additional Fixed Period rental   =   (AA x EI) x (AP - AcP)

1000

13.03                     The contents of a written demand made by us pursuant to 13.02 shall, save for manifest error, be final and binding on you and your obligation to pay the additional rental sc demanded shall survive termination of the Schedule to the Rental Agreement.

13.04                     For the purposes of this Clause

(i)            “Expenditure Incurred” (or “El”) means the amount of the expenditure incurred by the owner of the Equipment on purchase of the Equipment.

(ii)           “Disposal Value” means the disposal value to be brought into account by the owner of the Equipment following the sale or other disposal of the Equipment after termination of the Schedule to the Rental Agreement.

(iii)          “Assumed Percentage” (or “AP”) means at the date of the demand made by us, the figure, expressed as a number, shown in the Schedule to Rental Agreement next to the number of complete months expired since the Agreement Date of the Schedule to the Rental Agreement.

(iv)          “Adjusted Amount” (or “AA”) means at the date of the demand made by us the amount shown in the Schedule to Rental Agreement next to the number of complete months expired since the Agreement Date of the Schedule to the Rental Agreement.

(v)           “Actual Percentage” (or “AcP”) means the figure expressed as a number, ascertained by dividing the Disposal Value by the Expenditure Incurred and multiplying the result by one hundred.

14.                               General

14.01                     You confirm that the information provided by you and shown in the Schedule is true and you acknowledge and agree that such information will be treated as if it were terms of this agreement.

14.02                     If you fail to pay any sum due on time we will charge you daily interest on that sum at the rate Finance House Base Rate from time to time for the first 10 days of non payment and thereafter at Finance House Base Rate plus 5%. Interest will be charged from the date for payment until actual payment. This provision will apply both before and after any court judgment we may obtain against you and will survive and apply after termination.

14.03                        If you incur any liability (whether liquidated or unliquidated) under any rental agreement but not otherwise to us or our holding company or any of our subsidiaries (as such expressions are defined in section 736 of the Companies Act 1985) we may set off such liability against any sum that would otherwise be due to you under any other rental agreement.

14.04                     All notices and other communications under this agreement shall be in writing and shall be deemed to be given.

(i)    when delivered in person, or

(ii)   when sent by telecopier, telex, or other telegraphic means (with receipt confirmed), or

(iii)  on receipt after being sent by express mail or delivery service guaranteeing overnight delivery provided that in each of (i), (ii) and (iii) a copy is mailed by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

if to you	National Car Rental Ltd
c/o Republic Industries Inc
200 South Andrews Avenue
FL Lauderdale FL 33301
Attention: Treasurer
Telecopier 954-769-4521

and solely in the case of clause 8:

Republic Industries Inc
200 South Andrews Avenue
FL Lauderdale FL 33301
Attention: General Counsel
Telecopier: 954-769-6328

if to us	Lombard North Central Plc
Lombard House
3 Princess Way
Redhill
Surrey
RH1 1NP
England

Attention: Managing Director Lombard Business Finance Telecopier: 01737-776324

or to such other person or address as any such party shall furnish by notice to the other parties in writing. Notices need not be given or made by an officer of either party but shall be deemed sufficiently given if made by the counsel of such party, and all of such notices shall be deemed in compliance hereof provided only that they be given in the manner specified herein.

14.5                           If you are more than one person your obligations will be binding on each person separately and all persons jointly.

14.6                           Our rights under this agreement will not be affected by any forbearance or concession made by us to you.

14.7                           In negotiations for this agreement only persons expressly authorised in writing by us have had authority to act as our agent.

14.8                           This agreement contains all the terms agreed between us except variations recorded in writing and signed by our authorised employee and you.

14.9                           You will not assign this agreement We may only assign this agreement to a member of the Nat West Group of Companies from time to time.

14.10                     For the purposes of UK taxation and irrespective of the accounting treatment adopted by you, you are not entitled to claim capital allowances on the Equipment.

14.11                     Your obligation to indemnify us under Clause 3.11 to pay us interest under Clause 14.02 and to pay us an additional rental or payment under Clause 4.02, 4.03 or 10.01 will not be affected by any termination of this agreement.

14.12                     You will pay us on demand our charges for changing the terms of this agreement or providing additional services at your requirest and for reminding you about or dealing with any failure by you to comply with the terms of this agreement. Details of our charges are available on requirest and will be notified to you in any event before you are charged.

14.13                     For the purpose of Clause 9.01 the net proceeds of sale of the Equipment will be the proceeds from selling the Equipment after deducting VAT, any costs of repossession, repair, storage, insurance, sale and delivery to the buyer, and any other costs incurred.

14.14                     As en intermediary with the European Investment Bank (“EIB”) Lombard may be able to obtain partial funding from the EIB respect of this agreement, whereupon clause 14.15 will apply.

14.15                     If partial funding from the EIB is obtained in accordance with clause 14.14, the Hirer irrevocably agrees to European Investment Bank personnel (accompanied by Lombard representatives) visiting location of the Equipment from time to time and upon reasonable prior notice being given in order to appraise themselves of the general nature of the transaction and the use of the Equipment.

14.6                           Reference in this agreement to a statutory enactment is deemed to be a reference to any re-enactment thereof in force for the time being.

14.17                     You will respect national and EC regulations with regard to protection of the environment at the location in which the Equipment is situated.

14.18       You must not be a party in any legal proceedings brought by the EC Commission.

14.19       This agreement will also incorporate the items of any Addenda signed by you and us.

Standard Conditions of Sale

Part 1 - Consumer Sales

1.                                       Nothing in these conditions of sale affects either the statutory’ rights of the Buyer in respect of the Equipment or the Seller’s liability for death or personal injury to the Buyer resulting from the Seller’s negligence.

2.                                       Title to the Equipment shall pass to the Buyer upon payment to the Seller of the purchase price, but if payment is made by cheque title shall not pass to the Buyer until the cheque has been honoured.

3.                                       If before the sale the Equipment have been supplied by the Seller to a lessee (“the Lessee”) under a leasing agreement the Buyer warrants (and it is a condition of any sale to him) that the Buyer is not the Lessee or an agent, trustee or nominee of the Lessee, or an associate of. or a person connected with the Lessee nor win the Buyer subsequently sell the Equipment to any such person or to the Lessee.

4.                                       The Buyer will at the Buyer’s cost remove the Equipment, wherever located, within 14 days of the sale.

5.                                       English law is the law applicable to the sale.

6.                                       The foregoing conditions contain all the terms agreed except any written variations signed by an authorised signatory of the Seller and The Buyer.

Part 2 - Business Sales

1.                                       The Buyer warrants that the Equipment are being purchased in the course of the Buyer’s business.

2.                                       The Equipment are not sold with the benefit of or subject to any condition or warranty express or implied by statute or otherwise.

3.                                       The Buyer shall indemnify the Seller on a full indemnity basis against any liability (other than liability for death or personal injury resulting from the negligence of the Seller) or loss (including legal costs) arising at any time from the sale of the Equipment. The Buyer agrees that where the Equipment are vehicles the Buyer will not use the Equipment on a road in Great Britain in such a condition that their use in that condition would be unlawful.

4.                                       Title to the Equipment shall pass to the Buyer upon payment to the Seller of the purchase price, but if payment is made by cheque title shall not pass to the Buyer until the cheque has been honoured.

5.                                       If before the sale the Equipment have been supplied by the Seller to a lessee (“the Lessee”) under a leasing agreement the Buyer warrants (and it is a condition of any sale to him) that the Buyer is not the Lessee or an agent, trustee or nominee of the Lessee, or an associated company or an associate of, or a person connected with, the Lessee nor will the Buyer subsequently sell the Equipment to any such person or to the Lessee.

6.                                       In the negotiations for the sale no third party not expressly authorised in writing by the Seller has any authority to act as the Seller’s agent.

7.                                If requested by the Seller the Buyer will give an undertaking in such form as the Seller shall require about the location and use of the Equipment to enable the Seller to comply with any undertaking required of It by any Governmental or other authority.

8.                                       The Buyer will at the Buyer’s cost remove the Equipment, wherever located, within 14 days of the sale and indemnifies the Seller against any resultant damage caused to third parties.

9.                                       English law is the law applicable to the sale.

10.           The foregoing conditions contain all the terms agreed except any written variations signed by an authorised signatory of the Seller and the Buyer.

Addendum to Rental Agreement (for return conditions)

the following shall be the conditions for the return of the Equipment as referred to in clause 10.03 of the Agreement

1.              General

a)                                      Non Compliance with these Return Conditions

i)                                         If when returned the Equipment does not satisfy the conditions set out herein, we shall be entitled to have any necessary restoration work carried out and you agree to pay all costs. charges and fees that may relate to that restoration.

b)                                      Overall condition

i)                                         The Equipment must be returned thoroughly valeted and in good repair and condition allowing for fair wear and tear.

c)                                      Servicing and documentation

i)                                         The Equipment instruction book, full service record, maintenance agreements, current certificates, licences, registrations, permits and authorisations, required by any United Kingdom or European Community statutory authority and any other documents relating to the Equipment are your responsibility and must, be intact and available. All documents must be in the Equipment on its return including any details of radio codes.

ii)                                      The Equipment shall comply with all legal requirements required by any United Kingdom or European Community statutory authority and be fit for use on the roads of Great Britain and shall have a current valid Ministry of Transport Test Certificate appropriate for the class of Equipment with a minimum of six months until expiry

d)                                      Additional equipment

i)                                         If accessories such as telephones, radios or other non-standard equipment have been installed and then removed, any holes or damage should be made good to a professional standard. Aerials must be left in place or the hole repaired.

ii)                                      All standard equipment including any tools and spare wheel (or replacements) as originally equipped must also be returned secured property.

e)                                      Badges and labels

i)                                         Non-standard badges, labels decals, or advertising fitted to the bodywork or glass of the Equipment must be removed, with any damage caused by their attachment or removal made good. Any paint work colour fade due to the attachment of advertising will be chargeable to you. Signwriting must never be painted directly onto the Equipment.

f)                                        Keys and security

i)                                         If the Equipment was originally supplied with a security system, this must be intact and fully operational.

ii)                                      Any additional security system must be fitted according to a recognised standard, i.e. the Vehicle Security Installation Board (VSIB).

iii)                                   The following security equipment must be returned with the Equipment

a)                                      A full set of keys including appropriate fully functional key fobs, if the locking system is remote.

b)                                     A note of all key numbers.

c)                                      Any master key which controls the engine management system of the Equipment.

2.              Exterior

a)                                      Body damage

i)                                         Any damage must be repaired as and when it occurs. All work must be completed to a professional standard, ensuring that any applicable anti-corrosion guarantees are not invalidated. Obvious evidence of repair such as colour, mismatch or misalignment between panels is unacceptable.

b)                                      Dents

i)                                         Minor dents (up to 10 mm long) are acceptable provided the paint surface has not been penetrated so that bare metal is visible or corrosion has sat in. If multiple dents occur on a single panel, no matter how small, the panel should be repaired or replaced.

c)                                      Paintwork

i)                                         Small areas of stone chipping, door edge chipping and light scratches (up to 25 mm long) are acceptable, relative to the age and mileage of the Equipment, as long as they have not penetrated through to the base metal and caused corrosion. IF stone chippings have penetrated through the metal, suitable touching up should be carried out immediately to prevent farther paint deterioration. Exterior paintwork should be free from major abrasions (more than 25 mm long) and have good gloss and colour. Colour mismatch between panels, or poorly fitting panels, are unacceptable. All repairs to the body work’ must be suitably re-rust proofed to the manufacturers recommended standards.

d)                                      Bumper sections and rubbing strips

i)                                         Provided these are not broken, cracked or deformed a limited amount of scuffing and score marks is acceptable.

e)                                      Window and mirror glass

i)                                         Cracks or damage to the windscreen within the driver’s sight line are not acceptable and you must replace the windscreen or, if relatively minor, repair using resin impregnation to M.O.T. standards. Light scratches and minor chipping around the periphery of the windscreen is accepted as fair wear and tear.

ii)                                      All other windows and mirrors, which are defaced, cracked, damaged, broken or missing must be replaced

f)                                        Lamp glasses/lens

i)                                         All lamps including service lamps -Trust operate correctly. Minor scuff marks or scratches are acceptable, but holes or cracks in the glass or plastic covers are not and must be replaced.

3.              Interior

a)                                      Interior trim

i)                                         The interior should be clean and tidy with no visible burns, tears or permanent staining to the seats, headlining or carpels. Wear and soiling through normal use is accepted, as are any repairs that are not readily visible.

b)                                      Luggage area

i)                                         Surface scoring and light blemishes that reflect normal use are acceptable, but floor coverings and surrounding trim panels should not be torn or split.

c)                                      Car derived vans

i)              For car derived vans it is recommended that you fit at your cost a lining in the load area to prevent serious damage to panels and doors of the Equipment.

d)                                      Door aperture tread area

i)              A reasonable amount of scuffing to the door and luggage area treads and sills is acceptable provided paintwork has not been damaged down to bare metal and aperture seals are not torn.

e)                                      Controls)

i)                                         All original controls must be intact and operate correctly. If replacement has been necessary, e.g. due to theft, then equipment of a similar value and specification. preferably of the same manufacture as the original, should have been fitted.

f)                                        Rubber seals

i)                                         If a seal becomes displaced it should be refitted immediately to avoid it becoming trapped or torn and any evidence of neglect or abuse is unacceptable.

4.              Underside

a)                                      Underside

i)                                         Minor dents and deformation, such as stones damage, is acceptable as long as it has not caused major corrosion. Any suspected impact damage should be investigated and dealt with professionally, as significant damage or distortion to chassis components is not acceptable.

b)                                      Exhaust system

i)                                         The system should be properly suspended and in efficient working order, with no gas leaks or evidence of blowing from the exhaust system joints and in an undamaged condition. The exhaust system should be in a condition to meet the MOT requirements in all aspects, particularly if fitted with a catalytic converter (CAT). CAT failure is unacceptable and preventable through:

a)                                      using the correct fuel

b)                                     regular servicing and maintenance

c)                                      immediately investigating any poor running symptoms

d)            towing or bump starting the Equipment

c)                                      Oil leaks

i)                                         Any serious oil leakage should be rectified at the earliest opportunity. Some minor oil misting or dampness around seals or gaskets is acceptable, provided oil drips are not present.

d)                                      Wheels and wheel trims

i)                                         Dents or damage to the rim or main body of the wheels are not acceptable. All wheel trims must be intact, with no more than minor scuffing due to everyday use. If mudflaps are standard equipment they must all be intact and properly attached. The spare wheel, jack and appropriate wheel tools must be stowed properly and be in good working order.

e)                                      Tyre wear and damage

i)                                         All tyres, including the spare, must be in a legal condition and comply with the Equipment manufacturer’s recommendations of tyre type, size and speed rating and shall have no less than 3 mm of the original tyre tread depth remaining across the tread width. There should be no obvious damage to sidewalls or tread caused by ‘kerbing’ or other heavy abuse.

5.              Mechanical Condition

a)                                      Servicing

i)                                         The following examples are conditions usually caused by neglect or abuse and therefore are not regarded as fair wear and tear:

a)                                      Brakes: Grooved brake discs caused by metal to metal contact

b)                                     Engine: Seized due to running with insufficient coolant, lubricating oil or with broken internal components.

c)                                      Transmission: Slipping, erratic gear changing, clutch slipping, noisy transmission or ineffective synchromesh.

b)                                      Batteries

All batteries must be maintained in a clean condition and must be capable of holding a full charge for at least 24 hours so as to enable any engine to be started from cold. It must be sound by industry standards with no dead cells, cracked or leaking casings or evidence of corrosion and must be correctly filled with a proper electrolyte solution.

SUBLETTING APPENDIX

The following are the terms under which we agree that Sub-Letting will be permitted:

1.                                       You will indemnify us and keep us indemnified at all times against all loss or damage howsoever caused as a result of our granting this consent.

2.                                       Possession of the Equipment shall only be given to your customers from time to time (each the “Sub Lessee”) after the Sub Lessee has entered into a sub-letting agreement fine Sub Letting Agreement”) with you in respect of the Equipment in the form approved by us from lime to time such approval not to be unreasonably withheld.

3.                                       The duration of the Sub-Letting Agreement shall not exceed 30 days nor extend for a period longer than the Fixed Period then unexpired of the Schedule less one day.

4.                                       You agree not to deaf in the Equipment in such a manner that would prejudice our title in the Equipment

5.                                       during the currency of the Sub-Letting Agreement but not otherwise we are prepared to waive our requirement that you insure the Equipment provided that

(i)            you require in the Sub-Letting Agreement and procure that throughout the period of the Sub-Letting Agreement the Sub-Lessee will insure

(a) the Equipment and keep them effectively Insured during the currency of the Sub-Letting Agreement to their full replacement value under a policy of insurance without restriction or excess (and that our interest as owners of the Equipment is noted on such policy); and

(b) you and the Sub-Lessee against all liability to the employees of the Sub-Lessee and to third parties for damage caused by the Equipment or the use or operation of them; and

(ii)           you will indemnify us and keep us fully indemnified against all loss or damage incurred or sustained by us by reason of any less, injury or damage to the Equipment or to third parties by the use or operation or presence of the Equipment or as a result of our agreeing to such modification;

6.                                       We reserve the right to carry out an audit from time to time of all of the relevant books and records concerning the Schedule and the Equipment upon our giving reasonable notice for the purpose of ensuring that you are complying all of its obligations under the Schedule.